Exhibit 5.1

[Dorsey and Whitney LLP Letterhead]

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-142268)

Ladies and Gentlemen:

We have acted as counsel to The Mosaic Company, a Delaware corporation (the “Company”), the successor issuer to The Mosaic Company, a Delaware corporation (the “Predecessor Registrant”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-142268) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale by the Company from time to time of up to 15,000,000 shares of Common Stock, $.01 par value per share, of the Company (the “Shares”), issuable pursuant to awards granted under The Mosaic Company 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”), which Shares were registered under the Securities Act by the Predecessor Registrant prior to the formation of the Company as a new public holding company.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: June 23, 2011

Very truly yours,

/s/ Dorsey & Whitney LLP